Exhibit 99.1

Vanguard Health Systems Receives Arizona Medicaid Agency Contract Award Notification

NASHVILLE, Tenn. - March 24, 2013 - Vanguard Health Systems, Inc. (NYSE: VHS) (the “Company”) today announced that its Phoenix, Arizona health plan subsidiary, VHS Phoenix Health Plan, LLC (“PHP”), received a letter from the Arizona Health Care Cost Containment System (“AHCCCS”) on Friday March 22, 2013, informing PHP that it was not awarded an acute care program contract for the program year commencing October 1, 2013. Under its current contract with AHCCCS, which expires on September 30, 2013, PHP covers members in nine Arizona counties: Apache, Coconino, Gila, Maricopa, Mohave, Navajo, Pima, Pinal and Yavapai. PHP has served Arizona residents since 1983.

Pursuant to the terms of AHCCCS's request for proposal, pursuant to which PHP submitted its bid (the “RFP”), PHP, as an unsuccessful incumbent acute care contractor in Maricopa and Pima counties, filed a formal request on March 23, 2013, to receive a capped contract in those two counties. If AHCCCS exercises its discretion to grant PHP's request with respect to either or both of those counties, PHP would continue to provide services to its existing members in those counties under the terms and conditions of the RFP, but would not receive any new members as long as enrollment remains capped. PHP anticipates a response to its formal request by March 31, 2013.

PHP also has the right to protest AHCCCS's decision. PHP is evaluating the scoring of its bid as well as other relevant information to determine whether to file a protest. AHCCCS scored all bids submitted under the RFP based on four weighted criteria: capitation (33%); program (33%); access of care/network (17%); and organization (17%). If it chooses to do so, PHP must file its protest no later than April 1, 2013.

PHP represented approximately 80% of the segment revenues, and substantially all of the segment EBITDA and income from continuing operations before income taxes associated with the Health Plans segment as reported in the Company's Form 10-Q for the six months ended December 31, 2012. As of December 31, 2012, PHP's membership was 186,200, which represented 79% of the Company's total health plan membership. Approximately 116,200 of the PHP members resided in Maricopa and Pima counties as of December 31, 2012. As of December 31, 2012, the Company had goodwill and net intangible assets of approximately $85 million related to PHP on its balance sheet.

“After serving the residents of Arizona for nearly 30 years under the AHCCCS program, we were both surprised and disappointed to receive this news,” said Charles N. Martin, Jr., the Company's Chairman, President and CEO. “The Company will continue to pursue vigorously the opportunity to continue to serve the residents of Arizona under this program.”

About Phoenix Health Plan, www.phoenixhealthplan.com

In partnership with the Arizona Health Care Cost Containment System (AHCCCS) Phoenix Health Plan (PHP) makes it easy for our members to access care from more than 12,350 physicians and providers, nearly 50 hospitals and 860 pharmacies across the State of Arizona. We are proud to serve over 186,000 Phoenix Health Plan members across nine Arizona counties: Apache, Coconino, Gila, Maricopa, Mohave, Navajo, Pima, Pinal, and Yavapai. Headquartered in Phoenix, Arizona, PHP employs over 350 employees across Arizona. PHP is proud to have served Arizona residents since 1983.

About Vanguard Health Systems, www.vanguardhealth.com

The Company owns and operates 28 acute care and specialty hospitals and complementary facilities and services in metropolitan Chicago, Illinois; metropolitan Phoenix, Arizona; metropolitan Detroit, Michigan; San Antonio, Texas; Harlingen and Brownsville, Texas; and Worcester and metropolitan Boston, Massachusetts. The Company's strategy is to develop locally branded, comprehensive health care delivery networks in urban markets.

Cautionary Statement about Forward -Looking Information

This press release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to be covered by safe harbors created thereby. Forward-looking statements are those statements that are based upon management's current plans, objectives, goals, strategies, intentions and expectations that is not historical information, and are identified in this release by use of words including but not limited to “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “continues” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions. These statements are based upon estimates and assumptions made by the Company's management that, although believed to be reasonable, are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed in any forward-looking statements. These factors, risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended June 30, 2012, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. As a result of these factors, risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vanguard Health Systems, Inc.

Contact:
Vanguard Health Systems, Inc. Keith B. Pitts
Vice Chairman
615-665-6025

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Charles Lynch
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